Exhibit 99.1
News Release

Hi-Crush Inc. Reports Third Quarter 2019 Results

•	Revenues of $173.0 million in 3Q 2019 vs. $178.0 million in 2Q 2019

•	Adjusted EBITDA of $17.9 million in 3Q 2019 vs. $24.7 million in 2Q 2019

•	Total sand sales of 2.69 million tons in 3Q 2019 vs. 2.66 million tons in 2Q 2019, and at the high end of guidance

•	Loss of $(2.67) per share in 3Q 2019; adjusted loss of $(0.03) per share, excluding non-cash asset impairments of $346.4 million

•	Exited 3Q 2019 with total liquidity of $95.9 million, including $48.4 million of cash; no ABL borrowings

•	Expect significant reduction in remaining 2019 and full-year 2020 capital expenditures, with a focus on free cash flow generation

HOUSTON, November 5, 2019 - Hi-Crush Inc. (NYSE: HCR) (the "Company"), a fully-integrated provider of proppant and logistics services, today reported third quarter 2019 results. Revenues during the third quarter of 2019 totaled $173.0 million on total volumes sold of 2,685,736 tons. This compares to $178.0 million of revenues during the second quarter of 2019 on total volumes sold of 2,662,086 tons.

For the third quarter of 2019, net loss was $(268.5) million, including $346.4 million of non-cash asset impairments, resulting in basic and diluted loss of $(2.67) per share. Adjusted net loss for the third quarter of 2019 was $(3.5) million or basic and diluted adjusted loss of $(0.03) per share, excluding the non-cash asset impairments. The Company reported basic and diluted loss of $(1.16) per share in the second quarter of 2019, including a $115.5 million non-cash charge for deferred taxes related to the corporate conversion to a C-Corporation (the "Conversion"). Adjusted EBITDA for the third quarter of 2019 was $17.9 million, compared to $24.7 million for the second quarter of 2019.

"For the third quarter of 2019, we generated adjusted EBITDA of approximately $18 million, increased last mile truckloads by seven percent, and achieved frac sand sales at the high end of our guidance," said Robert E. Rasmus, Chairman and Chief Executive Officer of Hi-Crush Inc. "We continue to receive positive feedback from customers in response to our equipment upgrades, expanded last mile services, and reliable frac sand supply. I am proud of our team and our ability to achieve these results despite challenging market conditions.

"We are well-positioned to navigate the current market backdrop, and are focused on three key priorities - leveraging our integrated portfolio to deliver high quality customer service, improving profitability through operational optimization and cost reduction, as well as prudent capital allocation," continued Mr. Rasmus. "We have significantly reduced our 2019 capital expenditures from the budget set at the beginning of the year and are intensely focused on free cash flow generation. The asset base we have assembled, managed according to these priorities, gives us the tools to generate near- and long-term value for customers and investors."

Third Quarter 2019 Results

Revenues during the third quarter of 2019 totaled $173.0 million, compared to $178.0 million in the second quarter of 2019. Revenues associated with logistics services were $57.4 million in the third quarter of 2019, reflecting an increase of 12% compared to $51.1 million in the second quarter of 2019. The improvements were due primarily to increased demand for logistics services, including through the acquisition of Pronghorn Logistics in May 2019. Revenues from the sale of logistics equipment were $1.4 million in the third quarter of 2019, compared to $1.0 million in the second quarter of 2019.

Revenues from sales of frac sand totaled $114.2 million in the third quarter of 2019, compared to $125.9 million in the second quarter of 2019. Total volumes sold were 2.69 million tons, a slight increase compared to the second quarter of 2019 and at the high end of the previously guided range of 2.4 to 2.7 million tons. Average sales price was $43 per ton for the third quarter of 2019 compared to $47 per ton in the second quarter of 2019, driven by customer mix and continued pricing pressure.

Volumes sold directly to E&Ps during the third quarter of 2019 were 63%, compared to 66% in the second quarter of 2019 and 40% in the third quarter of 2018. Volumes sold through Pronghorn Energy Services represented 34% of total volumes in the third quarter of 2019, compared to 28% in the second quarter of 2019.

Contribution margin was $10.99 per ton in the third quarter of 2019, compared to $13.80 per ton in the second quarter of 2019. The sequential decrease in contribution margin per ton primarily resulted from lower pricing due to continued oversupply of frac sand and increased competition.

General and administrative expenses totaled $11.5 million in the third quarter of 2019, excluding non-recurring expenses of $0.5 million associated with business development activities and costs associated with the Conversion. General and administrative expenses totaled $12.1 million in the second quarter of 2019, excluding $3.1 million of similar expenses. The sequential decline in general and administrative expenses was primarily driven by cost reductions, decreased headcount and related compensation expense.

During the third quarter of 2019, the Company completed an impairment assessment of goodwill and long-lived assets, including Northern White production facilities, right-of-use assets and intangible assets based on current and expected utilization of the assets and market conditions. As a result, during the third quarter of 2019, the Company recorded total asset impairments of $346.4 million primarily driven by $215.5 million for the write-down of the Augusta and Whitehall facilities to their estimated fair value, $76.3 million for railcar operating lease right-of-use assets, and $48.6 million for goodwill and certain intangible assets.

During the three and nine months ended September 30, 2019, the Company incurred $0.7 million and $1.6 million of other operating expenses primarily associated with staffing reductions to better align with market conditions.

"Market conditions for frac sand softened late in the third quarter, driven by continued oversupply and further declines in activity, resulting in lower pricing and profitability," said Laura C. Fulton, Chief Financial Officer of Hi-Crush Inc. "We remained proactive in further rationalizing costs and spending across the organization, resulting in additional reductions in G&A and lower capex for the remainder of 2019 and into 2020. The non-cash impairment charges incurred for certain of our assets during the third quarter reflect market conditions, but do not impact our ability to efficiently execute on our strategy and deliver quality customer service."

Operational Update

For the third quarter of 2019, Hi-Crush sold 2.69 million tons of frac sand from its operating production facilities, including Blair, Whitehall and Wyeville in Wisconsin, and the Kermit Complex in West Texas. Sales occurred at the minegate, at the Company’s in-basin terminals, and at the wellsite.

NexStage Systems continued to deploy upgraded silo sets, alongside additional equipment sales, which increased to $1.4 million in the third quarter of 2019, up from $1.0 million in the second quarter of 2019.

Including the last mile operations acquired on May 7, 2019, on a pro-forma basis from January 1, 2019 forward, truckloads delivered by Pronghorn Energy Services increased by 36% in the second quarter of 2019 over the first quarter of 2019, and a further 7% in the third quarter of 2019 over the second quarter of 2019, reflecting continued strong utilization of deployed crews. As of September 30, 2019, the Company had last mile crews operating in the Permian, Eagle Ford, Marcellus / Utica, Powder River, Mid-Con and Bakken regions.

The Company continues to focus on additional improvements to PropDispatch, its proprietary tracking, monitoring and invoicing software suite. Updates made during the third quarter of 2019 focused on the simplification and automation of various processes, including silo inventory tracking, driver-dispatch communication, load measurement, and integration of inventory data flows across the supply chain.

"The strength of our operations during the third quarter reflects the merits of our strategy, and would not have been possible without the great team we have assembled," said M. Alan Oehlert, Chief Operating Officer of Hi-Crush Inc. "We are positioned to succeed across a range of market environments, supported by our focus on delivering quality customer service through enhanced logistics offerings, increased integration of technology, and consistent execution."

Liquidity

As of September 30, 2019, Hi-Crush Inc. had total liquidity of $95.9 million, comprised of $48.4 million of cash and $47.5 million in available borrowing capacity under its senior secured revolving credit facility (the "ABL Facility"). As of September 30, 2019, Hi-Crush Inc. remains completely undrawn on its ABL Facility.

"We maintain strong liquidity, as we remain undrawn on our asset-backed facility and ended the quarter with nearly $100 million in cash and availability," continued Ms. Fulton. "Market conditions and the outlook for the remainder of 2019 resulted in our Board’s decision to focus on cash conservation and financial flexibility over the near-term."

Capital Expenditures

Total capital expenditures for the three and nine months ended September 30, 2019 totaled $8.4 million and $66.3 million, respectively. For the fourth quarter of 2019, maintenance and growth capital expenditures are expected to range between $7 and $10 million. The Company expects a significant reduction in its 2020 capital expenditures, and is preliminarily announcing maintenance and growth capital expenditures of less than $25 million.

Free Cash Flow

Free cash flow was $(5.1) million and $(23.0) million for the three and nine months ended September 30, 2019, respectively, reflecting $21.4 million and $42.8 million, respectively, related to the semi-annual interest payments made in each of February 2019 and August 2019 on the Senior Notes.

"We continue to forecast being free cash flow positive in 2020, as we remain disciplined in our capital spending and strive to structurally reduce our cost profile through the use of technology and realization of other efficiencies," said Ms. Fulton. "Our focus on cost reductions and significantly reduced capex plans are a reflection of our commitment to capital discipline."

Outlook

For the fourth quarter of 2019, the Company expects sand sales volumes, contribution margin per ton, and Adjusted EBITDA to decline as compared to the third quarter of 2019, driven by the impacts of E&P budget exhaustion and other seasonal factors on demand for frac sand and logistics services. The Company expects continued deployment of last mile and wellsite equipment and crews during the remainder of 2019 based on customer conversations and recent field trials.

"The fourth quarter will be influenced by remaining customer capital budgets, holiday schedules and other year-end factors," said Mr. Rasmus. "As a result, we expect sand volumes to decline by ten percent or more. In response, we are elevating our strategy of prioritizing profitability over market share, as we remain committed to making business decisions that benefit our stakeholders. We will continue to turn down volumes and other activity that we do not believe reflects reasonable profitability for our services, and expect this dynamic to continue through the remainder of 2019. Our future success will be driven by execution and controlling what we can control, as evidenced by significantly lowering capital expenditures for the remainder of 2019 and 2020, pursuing further cost reductions, and focusing on generating free cash flow. We will continue to leverage the platform of assets we have developed to create value for our customers and investors over the near and long-term."

Conference Call

On Wednesday, November 6, 2019, Hi-Crush Inc. will hold a conference call for investors at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss Hi-Crush Inc.’s third quarter 2019 results. Hosting the call will be Robert E. Rasmus, Chairman and Chief Executive Officer, M. Alan Oehlert, Chief Operating Officer, and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13694766. The replay will be available until November 20, 2019.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush Inc.’s website at www.hicrushinc.com under the Investors-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush Inc.’s website at www.hicrushinc.com under the Investors-Event Calendar and Presentations section.

Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of adjusted net income, adjusted earnings per share, EBITDA, Adjusted EBITDA, free cash flow and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure.

We define adjusted net income (loss) as net income (loss) adjusted for certain unusual and/or infrequent transactions, such as non-cash asset impairments, the tax impacts related to asset impairments and non-cash charge for deferred taxes related to the corporate conversion to a C-Corporation. We define adjusted earnings per common share as adjusted net income (loss) divided by the basic and diluted weighted average number of shares of common stock outstanding during the reporting period. Adjusted net income (loss) and adjusted earnings per common share are utilized by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the recurring historical financial performance of our assets.

We define EBITDA as net income, plus; (i) depreciation, depletion and amortization; (ii) interest expense, net of interest income; and (iii) income tax expense (benefit). We define Adjusted EBITDA as EBITDA, plus; (i) non-cash impairments of goodwill and other assets; (ii) change in estimated fair value of contingent consideration; (iii) earnings (loss) from equity method investments; (iv) gain on remeasurement of equity method investments; (v) loss on extinguishment of debt; and (vi) non-recurring business development costs and other items. EBITDA and Adjusted EBITDA are supplemental measures utilized by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis.

We define free cash flow as net cash provided by (used in) operating activities less maintenance and growth capital expenditures. Free cash flow is a supplemental measure utilized by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess our ability to generate cash from operations for mandatory obligations, including debt repayment, and discretionary investment opportunities.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities. We believe contribution margin is a meaningful measure because it provides an operating and financial measure of our ability to generate margin in excess of our operating cost base.

About Hi-Crush Inc.

Hi-Crush Inc. is a fully-integrated provider of proppant and logistics services for hydraulic fracturing operations, offering frac sand production, advanced wellsite storage systems, flexible last mile services, and innovative software for real-time visibility and management across the entire supply chain. Our strategic suite of solutions provides operators and service companies in all major U.S. oil and gas basins with the ability to build safety, reliability and efficiency into every completion.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "should," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "hope," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," "likely," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush Inc.’s reports filed with the Securities and Exchange Commission (the "SEC"), including those described under Item 1A of Hi-Crush Inc.’s Form 10-K for the year ended December 31, 2018 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush Inc.’s forward-looking statements speak only as of the date made and Hi-Crush Inc. undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Caldwell Bailey, Manager, Investor Relations
Marc Silverberg, ICR
ir@hicrushinc.com
(713) 980-6270

Unaudited Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit and share amounts)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash	$48,352	$114,256
Accounts receivable, net	95,122	101,029
Inventories	45,168	57,089
Prepaid expenses and other current assets	13,396	13,239
Total current assets	202,038	285,613
Property, plant and equipment, net	825,320	1,031,188
Operating lease right-of-use assets	49,577	—
Goodwill and intangible assets, net	39,227	71,575
Equity method investments	35,440	37,354
Other assets	1,756	8,108
Total assets	$1,153,358	$1,433,838
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$47,370	$71,039
Accrued and other current liabilities	36,596	61,337
Current portion of deferred revenues	11,711	19,940
Current portion of long-term debt	3,964	2,194
Current portion of operating lease liabilities	38,155	—
Total current liabilities	137,796	154,510
Deferred revenues	18,684	9,845
Long-term debt	445,211	443,283
Operating lease liabilities	81,283	—
Asset retirement obligations	10,836	10,677
Deferred tax liabilities	33,508	—
Other liabilities	3,840	8,276
Total liabilities	731,158	626,591
Commitments and contingencies
Stockholders' equity:
Limited partners interest, 100,874,988 units issued and outstanding at December 31, 2018	—	811,477
Preferred stock, $0.01 par value, 100,000,000 shares authorized; zero issued and outstanding at September 30, 2019	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 100,909,799 issued and outstanding at September 30, 2019	1,009	—
Additional paid-in-capital	804,180	—
Retained deficit	(382,030)	—
Accumulated other comprehensive loss	(959)	(4,230)
Total stockholders' equity	422,200	807,247
Total liabilities and stockholders' equity	$1,153,358	$1,433,838

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except shares and per share amounts)

	Three Months Ended
	September 30,		June 30,
	2019	2018 (1)	2019
Revenues	$172,972	$213,972	$178,001
Cost of goods sold (excluding depreciation, depletion and amortization)	143,460	147,583	141,272
Depreciation, depletion and amortization	14,320	10,241	14,062
Gross profit	15,192	56,148	22,667
Operating costs and expenses:
General and administrative expenses	12,020	14,164	15,210
Depreciation and amortization	1,773	1,347	1,697
Accretion of asset retirement obligations	107	124	130
Asset impairments	346,384	—	—
Change in estimated fair value of contingent consideration	(5,181)	—	(672)
Other operating expenses, net	658	754	469
Income (loss) from operations	(340,569)	39,759	5,833
Other income (expense):
Earnings from equity method investments	1,880	1,624	1,284
Gain on remeasurement of equity method investment	—	—	3,612
Interest expense	(11,790)	(8,012)	(11,806)
Loss on extinguishment of debt	—	(6,233)	—
Income (loss) before income tax	(350,479)	27,138	(1,077)
Income tax expense (benefit):
Current tax expense	1,087	—	259
Deferred tax expense (benefit)	(83,069)	—	660
Deferred tax resulting from conversion to a corporation	—	—	115,488
Income tax expense (benefit)	(81,982)	—	116,407
Net income (loss)	$(268,497)	$27,138	$(117,484)
Earnings (loss) per common share:
Basic	$(2.67)	$0.30	$(1.16)
Diluted	$(2.67)	$0.29	$(1.16)
Weighted average common stock outstanding:
Basic	100,711,426	89,277,833	101,312,754
Diluted	100,711,426	90,814,714	101,312,754

(1)	Financial information has been recast to include the results attributable to the sponsor and general partner.

	Nine Months Ended
	September 30,
	2019	2018 (1)
Revenues	$510,883	$680,605
Cost of goods sold (excluding depreciation, depletion and amortization)	415,254	444,097
Depreciation, depletion and amortization	39,654	28,522
Gross profit	55,975	207,986
Operating costs and expenses:
General and administrative expenses	39,843	38,050
Depreciation and amortization	5,146	2,408
Accretion of asset retirement obligations	366	373
Asset impairments	346,384	—
Change in estimated fair value of contingent consideration	(5,853)	—
Other operating expenses, net	1,558	2,124
Income (loss) from operations	(331,469)	165,031
Other income (expense):
Earnings from equity method investments	4,280	3,934
Gain on remeasurement of equity method investment	3,612	—
Interest expense	(34,186)	(15,207)
Loss on extinguishment of debt	—	(6,233)
Income (loss) before income tax	(357,763)	147,525
Income tax expense (benefit):
Current tax expense	1,346	—
Deferred tax benefit	(82,409)	—
Deferred tax resulting from conversion to a corporation	115,488	—
Income tax expense (benefit)	34,425	—
Net income (loss)	$(392,188)	$147,525
Earnings (loss) per common share:
Basic	$(3.88)	$1.67
Diluted	$(3.88)	$1.64
Weighted average common stock outstanding:
Basic	101,012,753	88,848,290
Diluted	101,012,753	90,385,171

(1)	Financial information has been recast to include the results attributable to the sponsor and general partner.

Unaudited Adjusted Net Income and Adjusted Earnings Per Common Share
(Amounts in thousands, except shares and per share amounts)

	Three Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2019
Net loss	$(268,497)	$(392,188)
Adjustments to reconcile to adjusted net loss:
Asset impairments	346,384	346,384
Income tax benefit related to asset impairments	(81,400)	(81,400)
Deferred tax resulting from conversion to a corporation	—	115,488
Adjusted net loss	$(3,513)	$(11,716)

Basic weighted average common shares outstanding	100,711,426	101,012,753
Potentially dilutive common shares	—	—
Diluted weighted average common shares outstanding	100,711,426	101,012,753

Adjusted loss per share - basic	$(0.03)	$(0.12)
Adjusted loss per share - diluted	$(0.03)	$(0.12)

Unaudited EBITDA and Adjusted EBITDA
(Amounts in thousands)

	Three Months Ended
	September 30,		June 30,
	2019	2018	2019
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(268,497)	$27,138	$(117,484)
Depreciation, depletion and amortization expense	16,093	11,588	15,759
Interest expense	11,790	8,012	11,806
Income tax expense (benefit)	(81,982)	—	116,407
EBITDA	(322,596)	46,738	26,488
Non-cash impairment of assets	346,384	—	—
Change in estimated fair value of contingent consideration	(5,181)	—	(672)
Earnings from equity method investments	(1,880)	(1,624)	(1,284)
Gain on remeasurement of equity method investment	—	—	(3,612)
Loss on extinguishment of debt	—	6,233	—
Non-recurring business development costs and other items (1)	1,173	701	3,781
Adjusted EBITDA	$17,900	$52,048	$24,701

(1)
Non-recurring business development costs and other items for the three months ended September 30, 2019 and June 30, 2019, are primarily associated with the Conversion, business acquisitions and severance costs. Non-recurring business development costs and other items for the three months ended September 30, 2018, are primarily associated with business development and legal costs.

	Nine Months Ended
	September 30,
	2019	2018
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(392,188)	$147,525
Depreciation, depletion and amortization expense	44,800	30,930
Interest expense	34,186	15,207
Income tax expense	34,425	—
EBITDA	(278,777)	193,662
Non-cash impairment of assets	346,384	—
Change in estimated fair value of contingent consideration	(5,853)	—
Earnings from equity method investments	(4,280)	(3,934)
Gain on remeasurement of equity method investment	(3,612)	—
Loss on extinguishment of debt	—	6,233
Non-recurring business development costs and other items (1)	6,313	1,785
Adjusted EBITDA	$60,175	$197,746

(1)
Non-recurring business development costs and other items for the nine months ended September 30, 2019, are primarily associated with the Conversion, business acquisitions and severance costs. Non-recurring business development costs and other items for the nine months ended September 30, 2018, are primarily associated with lease termination fees and expenses associated with the relocation of our corporate offices, following displacement from Hurricane Harvey and business development and legal costs.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Nine Months Ended
	September 30,
	2019	2018 (1)
Operating activities	$12,098	$195,332
Investing activities	(69,385)	(109,183)
Financing activities	(8,623)	87,132
Effects of exchange rate on cash	6	—
Net change in cash	$(65,904)	$173,281

(1)	Financial information has been recast to include the results attributable to the sponsor and general partner.

Unaudited Free Cash Flow
(Amounts in thousands)
The following table presents a reconciliation of free cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated:

	Three Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2019
Net cash provided by operating activities	$3,123	$12,098
Less: Maintenance capital expenditures	(3,328)	(11,051)
Less: Growth capital expenditures (1)	(4,893)	(24,060)
Free cash flow	$(5,098)	$(23,013)

(1)
We have excluded growth capital expenditures of $174 and $31,219 spent during the three and nine months ended September 30, 2019, respectively, related to construction projects associated with completion of our second Kermit facility and expansion at our Wyeville facility, both of which were fully-funded in 2018. All other growth capital expenditures related to investments in our logistics and wellsite operations are included in the above.

Unaudited Per Ton Operating Activity
(Amounts in thousands, except tons and per ton amounts)

	Three Months Ended
	September 30,		June 30,
	2019	2018	2019
Sand sold	2,685,736	2,775,360	2,662,086
Contribution margin	$29,512	$66,389	$36,729
Contribution margin per ton sold	$10.99	$23.92	$13.80

	Nine Months Ended
	September 30,
	2019	2018
Sand sold	7,759,084	8,430,491
Contribution margin	$95,629	$236,508
Contribution margin per ton sold	$12.32	$28.05